Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 28, 2022, except for notes 1A, 1T, 3, 9, 17, and 19, as to which the date is August 2, 2022, and notes 1Q and 16, as to which the date is March 27, 2023, with respect to the consolidated financial statements of Leonardo DRS, Inc., incorporated herein by reference.
/s/ KPMG LLP
McLean, Virginia
May 17, 2024